CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        As independent public accountants, we hereby consent to the use of our report dated September 26, 1996, relating to the consolidated financial statements of DataMark Holding, Inc. and subsidiaries as of June 30, 1996 and for the year then ended (and to all references to our Firm) included in or made a part of this registration statement on Form S-1/A File No. 333-11099.



ARTHUR ANDERSEN LLP

Salt Lake City, Utah
November 22, 1996